EXHIBIT 99.1

Educational Development Corporation Announces Record Fiscal 2018

TULSA, Okla., May 29, 2018 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports record net sales and earnings per share results for the fiscal year ended February 28, 2018.

Randall White, CEO of Educational Development Corporation, announced that for the fiscal year 2018, the Company reports record net revenues of $111,966,100, an increase of $5,338,000, or 5%, when compared to $106,628,100 for the previous year.  Fiscal 2018 net earnings totaled $5,214,700, compared to $2,860,900 in fiscal 2017, an increase of 82%.   Fiscal year 2018 earnings per share were $1.27 compared to $0.70 the previous year, up 81% on a fully diluted basis.

The direct sales division, Usborne Books & More (“UBAM”) continued to have strong growth this year driven by the success and growth of our active sales consultants.    Net revenues in this division increased by 6% from $97,620,600 in fiscal year 2017 to $103,698,600 in fiscal year 2018.  The number of active direct sales consultants also increased to 35,500 at the end of fiscal 2018, an increase of 38% over the active consultant count from the end of fiscal year 2017.

The Publishing division’s net revenues declined $740,000, or 8%, from $9,007,500 in fiscal 2017 to $8,267,500 in fiscal 2018.   Publishing experienced a decline in net revenues due primarily to a decline in sales to two of our large national retail book chain customers that had reduced purchasing volumes.

Per Mr. White, “I am very pleased to report that our Company had record net revenues for our fourth consecutive fiscal year, growing from $32.5 million in fiscal 2015 to $112.0 million in fiscal 2018.  This growth was made possible by the continued success of our sales consultants within our UBAM Division.”

Mr. White continued, “During the last several years of revenue growth, we invested heavily in new facilities, processes and systems with the expectations that these investments would result in increased bottom line profitability.  During fiscal 2018, we saw these expectations become reality in increased profit margins.  Our pretax profits this year exceeded $7.8 million, or 7.0% of net revenues, which represents a significant increase in our recent profitability ratios.”

Per Mr. White “With the improvements in our profitability, our increase in cash on hand and our ability to access additional cash through our $15 million line of credit with our bank, we expect we have the necessary cash flows to operate our business and fund future growth.  As such, our Board has approved the reinstatement of our past practice of issuing quarterly dividends and authorized a $0.10 per share cash dividend which will be paid on June 21, 2018 to shareholders of record June 4, 2018.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENT OF EARNINGS

	Twelve Months Ended February 28,
	2018	2017
NET REVENUES	111,966,100	106,628,100
EARNINGS BEFORE INCOME TAXES	7,832,700	4,612,100
INCOME TAXES	2,618,000	1,751,200
NET EARNINGS	$5,214,700	2,860,900

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$1.28	$0.70
Diluted	$1.27	$0.70

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	4,087,998	4,077,695
Diluted	4,090,661	4,082,854

EDC will host its annual results Investor Call including a live Q&A webcast on Wednesday, May 30, 2018, at 2 PM CT (3 PM ET).  Randall White, the Company’s CEO and President, Craig White, VP of IT, Heather Cobb, VP of UBAM and Dan O’Keefe, CFO and Secretary, will present the annual results and be available for questions following the presentation.  Phone lines for participants will be available at (844) 395-9253 (International callers can use (478) 219-0506).  The conference passcode is 9165768. The weblink to the call is  https://edge.media-server.com/m6/p/wkrhmdy6.

The link to the webcast, including replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)
EDC is a publishing company specializing in books for children. EDC is the exclusive United States distributor of the UK-based Usborne Books and owns Kane Miller Publishers; award-winning publishers of international children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2018, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2018 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.